As filed with the Securities and Exchange Commission on October 8, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN WELL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5009396
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
75 State Street, 26th Floor Boston, MA 02109 (617) 204-3500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Bradford Gay General Counsel American Well Corporation 75 State Street, 26th Floor Boston, MA 02109 (617) 204-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share	(1)	(1)	(1)	(1)
Class A common stock, par value $0.01 per share, offered and sold by certain selling stockholders	13,196,331 (2)	$8.37 (3)	$110,453,290.47	$10,239.02
(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

(2)	Pursuant to Rule 416 under the Securities Act, the registrant is also registering pursuant to this registration statement an indeterminate number of shares of Class A common stock that may be issued in connection with anti-dilution provisions or stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s Class A common stock as reported on the New York Stock Exchange on October 5, 2021, which date is within five business days prior to filing this registration statement.

PROSPECTUS

CLASS A COMMON STOCK

13,196,331 SHARES OF CLASS A COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

We and any selling stockholders identified in supplements to this prospectus may offer from time to time, in one or more offerings, shares of Class A common stock. We and such selling stockholders may offer and sell these securities at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. The specific terms of these securities, information regarding the offering in which these securities and, if applicable, information regarding any selling stockholder will be offered will be provided in supplements to this prospectus. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

In addition, the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus may offer from time to time, in one or more offerings, up to 13,196,331 shares of Class A common stock if and to the extent as they may determine as described in the “Plan of Distribution” section. These selling stockholders are those that acquired shares of Class A common stock in connection with our acquisitions of Conversa Health, Inc. and SilverCloud Health Holdings Inc.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AMWL.”

As of the date of this prospectus, we are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein.

Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 2 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2021.

table of contents

Page

American Well Corporation	1
Special Note on Forward-Looking Statements	2
Risk Factors	3
Use of Proceeds	4
Description of Capital Stock	5
Selling Stockholders	13
Plan of Distribution	19
Material U.S. Federal Tax Consequences to Non-U.S. Holders of Class A Common Stock	21
Validity of Securities	24
Experts	24
Where You Can Find More Information	24

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we and any selling stockholders may offer from time to time, in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities that may be offered by us and/or such selling stockholders. Each time we offer and sell securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplements will contain the specific terms of the securities being offered, information regarding the offering in which the securities are offered and, if applicable, information regarding any selling stockholder. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference herein is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Neither we nor any selling stockholder have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus that we or a selling stockholder may authorize to be delivered or made available to you. Neither we nor any selling stockholder take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Amwell,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to American Well Corporation and its consolidated subsidiaries.

American Well Corporation

We are a leading telehealth company enabling digital delivery of care for healthcare’s key stakeholders. We empower our clients at the enterprise level with the core technology and services necessary to successfully develop and distribute telehealth programs that meet their strategic, operational and social objectives under their own brands. The Amwell platform is a complete digital care delivery solution that equips our health system, health plan and innovator, including government, clients with the tools to enable new models of care for their patients and members. Our scalable technology embeds with our clients’ existing offerings and clinical workflows, spanning the continuum of care and enabling care delivery across a wide variety of clinical, retail, school and home settings. Our client-focused approach drives our success as one of the largest telehealth companies.

Our principal executive offices are located at 75 State Street, 26th Floor, Boston, MA 02109, and our telephone number is (617) 204-3500. Our website address is www.americanwell.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.

Special Note on Forward-Looking Statements

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. All statements other than statements of historical fact, including statements regarding our future results of operations, including descriptions of our business plan and strategies, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Important factors that may materially affect such forward-looking statements and projections include the following: weak growth and increased volatility in the telehealth market; our history of losses and the risk we may not achieve profitability; inability to adapt to rapid technological changes; our ability to successfully launch our new Converge telehealth platform without significant cost overruns or disruptions to our business and our customers’ acceptance of this new platform; our limited number of significant clients and the risk that we may lose their business; increased competition from existing and potential new participants in the healthcare industry; changes in healthcare laws, regulations or trends and our ability to operate in the heavily regulated healthcare industry; compliance with regulations concerning personally identifiable information and the personal health industry; slower than expected growth in patient adoption of telehealth and in platform usage by either clients or patients; inability to grow our base of affiliated and non-affiliated providers sufficient to serve patient demand; our ability to comply with federal and state privacy regulations and the significant liability that could result from a cybersecurity breach or our failure to comply with such regulations; our ability to establish and maintain strategic relationships with third parties; our ability to complete, integrate and realize the anticipated benefits of strategic acquisitions; the impact of the COVID-19 pandemic on our business or on our ability to forecast our business’s financial outlook; the risk that the insurance we maintain may not fully cover all potential exposures; and inability to remediate material weaknesses or maintain effective internal control over financial reporting. The foregoing list of factors is not exhaustive and does not necessarily include all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. The information in this prospectus, including the documents incorporated by reference herein, should be read carefully in conjunction with other uncertainties and potential events described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

Risk Factors

Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. We will not receive any proceeds from the sale of securities by any selling stockholder.

Description of Capital Stock

General

The following description summarizes some of the terms of our Class A common stock, our amended and restated certificate of incorporation and amended and restated bylaws, the Second Amended and Restated Investors’ Rights Agreement, dated as of October 8, 2010 (as amended, the “Investors’ Rights Agreement”), and the Delaware General Corporation Law (the “DGCL”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws and the Investors’ Rights Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the DGCL.

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share, 200,000,000 shares of Class C common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law and as described herein, Class A, Class B and Class C common stock have the same rights, are equal in all respects and are treated by us as if they were one class of shares.

Voting Rights. Each share of Class A and Class C common stock will be entitled to one vote per share on all matters presented for a vote, except that Class C common stock will not have the right to vote for elections of directors. Subject to certain conditions, Class B common stock will collectively be entitled to a number of votes equal to the product of (x) 1.0408163 and (y) the total number of votes that would be cast at such time by the holders of Class A and Class C common stock and any other preferred stock entitled to vote under our certificate of incorporation at such time (resulting in Class B common stock collectively holding 51% of the total outstanding voting power), and each share of Class B common stock will be entitled to a number of votes equal to the total number of votes held by all Class B common stock divided by the total number of then-outstanding shares of Class B common stock. Our shares of Class B and Class C common stock will be converted into shares of Class A common stock upon the occurrence of certain events set forth below under “—Conversion, Exchange and Transferability.” Holders of shares of Class A, Class B and Class C common stock will vote together as a single class on all matters (except that holders of Class C common stock will not have a vote with respect to the election of directors) submitted to a vote of stockholders, except as otherwise required by applicable law or as specified in our amended and restated certificate of incorporation.

Dividends. Any dividend paid or payable to the holders of shares of Class A, Class B and Class C common stock will be paid on an equal priority, pari passu basis, on a per share basis to the holders of shares of Class A, Class B and Class C common stock, unless different treatment of the shares of each such class is approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon, by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon and by the affirmative vote of a majority of the voting power of the outstanding shares of Class C common stock, each voting separately as a class; provided, however, that if a dividend is paid in the form of Class A, Class B or Class C common stock (or rights to acquire shares of Class A, Class B or Class C common stock), then the holders of Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock), holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) and holders of Class C common stock will receive Class C common stock (or rights to acquire shares of Class C common stock) with holders of Class A, Class B and Class C common stock receiving an identical number of shares of Class A, Class B or Class C common stock (or rights to acquire such stock, as the case may be), unless approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon, by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon and by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class C common stock entitled to vote thereon, each voting separately as a class. For the avoidance of doubt, shares of Class B common stock or rights to acquire Class B common stock may not be issued, paid or otherwise distributed to holders of Class A common stock or holders of Class C common stock or rights to acquire Class C common stock unless approved by the affirmative vote of a majority of the then-outstanding shares of Class B common stock entitled to vote thereon.

A dividend payable in shares of any class or series of securities of the Company or any other person, other than shares of Class A, Class B or Class C common stock (or rights to acquire Class A, Class B or Class C common stock) may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A, Class B and Class C common stock or (ii) in the case of securities of any other Person, a separate class or series of securities to the holders of shares of Class A common stock, a different class or series of securities to the holders of shares of Class B common stock and a different class or series of securities to the holders of shares of Class C common stock, on an equal per share basis to such holders; provided that, in connection with a dividend payable in shares pursuant to (ii) above, such separate classes or series of securities do not differ in any respect other than their relative voting rights, with holders of Class B common stock receiving the class or series of securities having the highest relative voting rights and the holders of shares of Class A and Class C common stock receiving securities having lesser relative voting rights; provided that the highest relative voting rights shall be equal to the voting power of Class B common stock as calculated pursuant to our amended and restated certificate of incorporation; provided further, that unless approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B common stock, entitled to vote thereon, the class or series of securities received by the holders of Class B common stock shall provide for voting rights equal to the voting power of Class B common stock as calculated pursuant to our amended and restated certificate of incorporation.

Liquidation. In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment of all our preferential amounts required to be paid to the holders of any series of preferred stock, our remaining assets legally available for distribution, if any, will be distributed among the holders of the shares of Class A, Class B and Class C common stock, treated as a single class, pro rata based on the number of shares held by each such holder, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock, a majority of the voting power of the then-outstanding Class B common stock and a majority of the voting power of the then-outstanding Class C common stock, voting separately.

Merger, Consolidation or Tender or Exchange Offer. The holders of Class B common stock will not be entitled to receive economic consideration for their shares in excess of that payable to the holders of Class A and Class C common stock in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of common stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock, a majority of the voting power of the then-outstanding Class B common stock and a majority of the voting power of the then-outstanding Class C common stock, voting separately. However, in any such event involving consideration in the form of securities of another corporation or other entity, the holders of shares of Class B common stock shall have their shares of Class B common stock converted into, or may otherwise be paid or distributed, such securities with a greater number of votes per share (but in no event greater than the voting rights of Class B common stock as calculated pursuant to our amended and restated certificate of incorporation; provided that, unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon, the class or series of securities received by the holders of Class B common stock shall provide for voting rights equal to the voting power of Class B common stock as calculated pursuant to our amended and restated certificate of incorporation) than such securities into which shares of Class A or Class C common stock, respectively, are converted, or which are otherwise paid or distributed to the holders of shares of Class A or Class C common stock, respectively.

Any merger or consolidation that is not a change of control transaction would require approval by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock and a majority of the voting power of the then-outstanding Class B common stock and a majority of the voting power of the then-outstanding Class C common stock, voting separately, unless (i) the shares of Class A, Class B and Class C common stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably or (ii) such shares are converted on a pro rata basis into shares of the surviving entity having identical rights, powers and privileges to the shares of Class A, Class B and Class C common stock in effect immediately prior to such merger or consolidation, respectively; provided that if the voting power of Class B common stock would be adversely affected in connection with such merger or consolidation, the approval by the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock shall be required.

Reclassification, Subdivisions and Combinations. If we reclassify, subdivide or combine in any manner our outstanding shares of Class A, Class B or Class C common stock, then all outstanding shares of Class A, Class B and Class C common stock will be reclassified, subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A common stock, a majority of the voting power of the then-outstanding Class B common stock, voting separately, and a majority of the voting power of the then-outstanding Class C common stock.

Spin-offs. Any new company formed as a result of a spin-off to our stockholders must have a certificate of incorporation or other constituent document with provisions substantially similar in all material respects to the amended and restated certificate of incorporation, including provisions providing for the distribution of voting securities to holders of Class B common stock that have voting rights equal to the voting power of Class B common stock as calculated pursuant to our amended and restated certificate of incorporation, unless a majority of the voting power of Class B common stock otherwise consents.

Conversion, Exchange and Transferability. Shares of Class A common stock are not convertible into any other class of shares.

Each outstanding share of Class B common stock may at any time, at the option of the holder, be converted into one share of Class A common stock. In addition, each outstanding share of Class B common stock will be automatically converted into one share of Class A common stock upon any transfer of such share of Class B common stock, except for certain “permitted transfers” described in our amended and restated certificate of incorporation or, in the case of shares of Class B common stock held by any permitted transferee, upon a Founder (as defined in the amended and restated certificate of incorporation) ceasing to control such permitted transferee. “Permitted transfers” include transfers made to our Founders, any trust formed solely for the benefit of any Founder or such Founder’s family members, or any partnership, corporation, foundation, charity or other entity, so long as a Founder controls such trust, partnership, corporation, foundation, charity or other entity, provided that, at such time that such Founder no longer controls such trust, partnership, corporation, foundation, charity or other entity, the shares of Class B common stock held by such entity will be automatically converted into Class A common stock.

Each outstanding share of Class B common stock will automatically convert into one share of Class A common stock on the first business day (i) after the date on which the outstanding shares of Class B common stock constitute less than 5% of the aggregate number of shares of common stock then outstanding, (ii) after the date on which neither Founder is serving as an executive officer, or (iii) following seven years after the date our amended and restated certificate of incorporation became effective, provided that such period may, to the extent permitted by law and applicable stock exchange rules, be extended for three years upon the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon, voting separately as a class.

In addition, all of our shares of Class B common stock will convert into shares of Class A common stock if our board of directors approves such conversion with the consent of a majority of the voting power of Class B common stock.

Other than as described above or set forth in our amended and restated certificate of incorporation, Class B common stock will not automatically be converted into Class A common stock. Once converted into Class A common stock, Class B common stock may not be reissued.

Shares of Class C common stock will be convertible into shares of Class A common stock on a one-for-one basis at the option of the holder upon determination that an HSR filing is not necessary prior to the holder’s conversion of such shares or, if required, upon expiration or termination of the HSR waiting period.

Other Provisions. The holders of common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. Our common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Under our amended and restated certificate of incorporation, the rights, powers, preferences and privileges of the shares of Class B common stock may not be adversely affected in any manner without the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock entitled to vote thereon.

Preferred Stock

Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. There are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Election and Removal of Directors

Our board of directors consists of between three and eleven directors. The exact number of directors will be fixed from time to time by resolution of the board. Directors may be removed with or without cause by an affirmative vote of shares representing 75% of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Registration Rights

Conversa Health and SilverCloud Health Acquisitions

In connection with our acquisitions of Conversa Health, Inc. and SilverCloud Health Holdings Inc., we agreed to use our reasonable best efforts to file a registration statement for the resale on a delayed or continuous basis of all shares of Class A common stock issued in connection with such acquisitions and to keep such registration statement effective until the earlier of such time as the Class A common stock has been sold by the initial holders or the Class A common stock may immediately be sold under Rule 144. We must pay all registration expenses in connection with such registration.

Investors’ Rights Agreement

Pursuant to the Investors’ Rights Agreement, certain holders of Class A common stock or their transferees are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act.

Demand Registration. Holders of Class A common stock party to the agreement may request in writing that we effect a resale registration under the Securities Act with respect to at least 30% of the shares of Class A common stock subject to registration rights, or a smaller amount of Class A common stock so long as the offering would have an aggregate offering price of not less than $10 million net of underwriting discounts and commissions, subject to certain exceptions. Depending on certain conditions, we may defer a demand registration for up to 90 days in any twelve-month period. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other stockholders, holders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on Form S-4 or S-8, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration subject to certain limitations.

S-3 Demand Registration. To the extent we are a well-known seasoned issuer, holders may also request that we file an automatic shelf registration statement on Form S-3 that covers at least $3,000,000 in registrable securities requested to be registered. Depending on certain conditions, we may defer a demand registration for up to 90 days in any twelve-month period. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Expenses; Indemnification. The Investors’ Rights Agreement provides that we must pay all registration expenses in connection with effecting any demand registration or shelf registration. The Investors’ Rights Agreement contains customary indemnification and contribution provisions.

Term. The registration rights will remain in effect with respect to any shares covered by the Investors’ Rights Agreement until seven years after the closing of our initial public offering or, with respect to a holder, during such time during which all registrable shares held by such holder may immediately be sold under Rule 144 during any ninety day period.

No Action by Written Consent

Our bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with DGCL, and may not be taken by written consent of stockholders without a meeting.

Stockholder Meetings

Our bylaws provide that special meetings of our stockholders may be called only by the board of directors pursuant to a resolution passed by a majority of the directors.

Amendment of Certificate of Incorporation

The provisions of our certificate of incorporation may be amended, waived, altered or repealed by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock and consistent with the procedures outlined in the DGCL, except for those certain provisions for which an affirmative vote of not less than 75% of the voting power of our outstanding shares of stock is required.

Choice of Forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Additionally, our certificate of incorporation states that the foregoing provision does not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with the affirmative vote of at least 75% of our stockholders or a majority of our board of directors at any meeting of the stockholders or the board of directors.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•	in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking from such person to repay such amounts to us if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Listing

Our Class A common stock is listed on the NYSE under the symbol “AMWL.”

Transfer Agent and Registrar

The transfer agent and registrar for Class A common stock is Broadridge Financial Solutions, Inc.

Selling Stockholders

The selling stockholders identified in this prospectus may offer, from time to time, up to 13,196,331 shares of Class A common stock if and to the extent as they may determine as described in the “Plan of Distribution” section. The selling stockholders are those that acquired shares of Class A common stock in connection with our acquisitions of Conversa Health, Inc. and SilverCloud Health Holdings Inc.

The selling stockholders may sell some, all or none of their shares of Class A common stock. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, their shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. We do not know how long the selling stockholders will hold their shares of Class A common stock before selling them, and we currently have no agreements, arrangements or understandings with any selling stockholder regarding its resale of any of their shares of Class A common stock.

The following table and accompanying footnotes present information relating to the beneficial ownership of our common stock by the selling stockholders based on information supplied by the selling stockholders. The number of shares of common stock beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership before this offering is based on 210,681,731 shares of Class A common stock, 26,650,761 shares of Class B common stock and 5,555,555 shares of Class C common stock outstanding as of July 31, 2021. Applicable percentage ownership after this offering is based on the number of shares of common stock outstanding as of July 31, 2021 after giving effect to the sale of all shares of Class A common stock registered by this prospectus. In computing the number of shares of common stock beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed selling stockholders is c/o American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Each of the selling stockholders listed has sole voting and investment power with respect to the shares of common stock beneficially owned by the selling stockholder unless noted otherwise, subject to community property laws where applicable.

	Before the Offering							Number of Shares of	After the Offering
	Class A		Class B		Class C		% of Voting	Class A Common	Class A		Class B		Class C		% of Voting
Name of Selling Stockholder	Shares	%	Shares	%	Shares	%	Power (1)	Stock Offered	Shares	%	Shares	%	Shares	%	Power (1)
ACT V Co-investment Limited Partnership (2)	11,103	*	—	—	—	—	*	11,103	—	—	—	—	—	—	—
ACT V Venture Capital Fund LP (3)	729,116	*	—	—	—	—	*	729,116	—	—	—	—	—	—	—
Advisors Fund LLC (4)	29,186	*	—	—	—	—	*	29,186	—	—	—	—	—	—	—
AIB Seed Capital Fund Limited Partnership (5)	210,050	*	—	—	—	—	*	210,050	—	—	—	—	—	—	—
AIB Start Up Accelerator Fund LP (6)	95,434	*	—	—	—	—	*	95,434	—	—	—	—	—	—	—
Alfonso Chang	13,179	*	—	—	—	—	*	13,179	—	—	—	—	—	—	—
Allscripts Healthcare, LLC (7)	193,733	*	—	—	—	—	*	193,733	—	—	—	—	—	—	—
AngelList-Clth-Fund, a series of AngelList Funds, LLC (8)	8,256	*	—	—	—	—	*	8,256	—	—	—	—	—	—	—
Anna-Lisa Silvestre	11,697	*	—	—	—	—	*	11,697	—	—	—	—	—	—	—
Ardara Capital, L.P. (9)	21,889	*	—	—	—	—	*	21,889	—	—	—	—	—	—	—
AVG - NSV Conversa 2020 Trust	39,402	*	—	—	—	—	*	39,402	—	—	—	—	—	—	—
AVIA Equity, LLC (10)	41,358	*	—	—	—	—	*	41,358	—	—	—	—	—	—	—
B Capital Fund, L.P. (11)	1,721,265	*	—	—	—	—	*	1,721,265	—	—	—	—	—	—	—
Becky L. James	41,037	*	—	—	—	—	*	41,037	—	—	—	—	—	—	—
Blue Chip Growth LLC (12)	13,134	*	—	—	—	—	*	13,134	—	—	—	—	—	—	—
Brooks Mohrman	9,105	*	—	—	—	—	*	9,105	—	—	—	—	—	—	—
Builders VC Entrepreneurs Fund I, L.P. (13)	35,675	*	—	—	—	—	*	35,675	—	—	—	—	—	—	—
Builders VC Fund I (Canada), L.P. (14)	81,908	*	—	—	—	—	*	81,908	—	—	—	—	—	—	—
Builders VC Fund I, L.P. (15)	495,343	*	—	—	—	—	*	495,343	—	—	—	—	—	—	—
Builders VC Fund I, L.P. (16)	495,343	*	—	—	—	—	*	495,343	—	—	—	—	—	—	—
Cameron J. Ough	45,897	*	—	—	—	—	*	45,897	—	—	—	—	—	—	—
Charles M. Kilo	6,207	*	—	—	—	—	*	6,207	—	—	—	—	—	—	—
Christopher S. Edwards	43,655	*	—	—	—	—	*	43,655	—	—	—	—	—	—	—
Daniel P. Dean	12,599	*	—	—	—	—	*	12,599	—	—	—	—	—	—	—
Daniel Z. Sands	10,799	*	—	—	—	—	*	10,799	—	—	—	—	—	—	—
David Sockel	22,459	*	—	—	—	—	*	22,459	—	—	—	—	—	—	—
Dean Dorman	2,207	*	—	—	—	—	*	2,207	—	—	—	—	—	—	—
Dennis D. Doane & Susan Doane Revocable Trust U/A/D 02/11/2013	6,897	*	—	—	—	—	*	6,897	—	—	—	—	—	—	—
Derek Richards	114,296	*	—	—	—	—	*	114,296	—	—	—	—	—	—	—
Dinesh Patel	2,759	*	—	—	—	—	*	2,759	—	—	—	—	—	—	—
Edward B. Breck	11,036	*	—	—	—	—	*	11,036	—	—	—	—	—	—	—
Edward M. Brown	21,890	*	—	—	—	—	*	21,890	—	—	—	—	—	—	—
Edward Neugeboren	4,378	*	—	—	—	—	*	4,378	—	—	—	—	—	—	—
Enterprise Ireland (17)	288,602	*	—	—	—	—	*	288,602	—	—	—	—	—	—	—
Epic Ventures V, LP (18)	126,748	*	—	—	—	—	*	126,748	—	—	—	—	—	—	—
Fenwick & West LLP (19)	2,483	*	—	—	—	—	*	2,483	—	—	—	—	—	—	—
Gavin Doherty	98,122	*	—	—	—	—	*	98,122	—	—	—	—	—	—	—
Gore Range Capital Fund I LLC (20)	27,591	*	—	—	—	—	*	27,591	—	—	—	—	—	—	—
Gore Range Capital Venture 3 LLC (21)	18,210	*	—	—	—	—	*	18,210	—	—	—	—	—	—	—
Inception Health Investments, LLC (22)	74,090	*	—	—	—	—	*	74,090	—	—	—	—	—	—	—
James Bligh	300,024	*	—	—	—	—	*	300,024	—	—	—	—	—	—	—
James C. Tucher	31,424	*	—	—	—	—	*	31,424	—	—	—	—	—	—	—
James Ellsworth	82,718	*	—	—	—	—	*	82,718	—	—	—	—	—	—	—
James J. Larkin	1,379	*	—	—	—	—	*	1,379	—	—	—	—	—	—	—
James Panttaja	2,861	*	—	—	—	—	*	2,861	—	—	—	—	—	—	—

James Powell	7,812	*	—	—	—	—	*	7,812	—	—	—	—	—	—	—
James R. Meyer	3,509	*	—	—	—	—	*	3,509	—	—	—	—	—	—	—
Jeffrey L. Zilberfarb	1,079	*	—	—	—	—	*	1,079	—	—	—	—	—	—	—
John Sharry	98,122	*	—	—	—	—	*	98,122	—	—	—	—	—	—	—
J-Ventures Fund A, LP (23)	22,984	*	—	—	—	—	*	22,984	—	—	—	—	—	—	—
J-Ventures Fund Q, LP (24)	9,850	*	—	—	—	—	*	9,850	—	—	—	—	—	—	—
Karen Tierney	289,010	*	—	—	—	—	*	289,010	—	—	—	—	—	—	—
Ken Cahill	538,564	*	—	—	—	—	*	538,564	—	—	—	—	—	—	—
Kevin Higgins	77,241	*	—	—	—	—	*	77,241	—	—	—	—	—	—	—
Landingzone Limited (25)	53,902	*	—	—	—	—	*	53,902	—	—	—	—	—	—	—
Landingzone Limited (26)	326,688	*	—	—	—	—	*	326,688	—	—	—	—	—	—	—
LRVHealth, LP (27)	481,593	*	—	—	—	—	*	481,593	—	—	—	—	—	—	—
Lyle Mitzner	1,079	*	—	—	—	—	*	1,079	—	—	—	—	—	—	—
MAL Investment Company (28)	68,978	*	—	—	—	—	*	68,978	—	—	—	—	—	—	—
Maple Leaf Discovery I, L.P. (29)	6,926	*	—	—	—	—	*	6,926	—	—	—	—	—	—	—
Maple Leaf Offshore, Ltd. (30)	701	*	—	—	—	—	*	701	—	—	—	—	—	—	—
Maple Leaf Partners I, L.P. (31)	2,483	*	—	—	—	—	*	2,483	—	—	—	—	—	—	—
Maple Leaf Partners, L.P. (32)	11,778	*	—	—	—	—	*	11,778	—	—	—	—	—	—	—
MemorialCare Innovation Fund, L.P. (33)	592,729	*	—	—	—	—	*	592,729	—	—	—	—	—	—	—
Mercury Healthcare, Inc. (F/K/A Healthgrades Operating Company, Inc.) (34)	42,687	*	—	—	—	—	*	42,687	—	—	—	—	—	—	—
Michael Fedida	13,795	*	—	—	—	—	*	13,795	—	—	—	—	—	—	—
Michael Fishman	6,621	*	—	—	—	—	*	6,621	—	—	—	—	—	—	—
Miracle Growth LLC (35)	13,134	*	—	—	—	—	*	13,134	—	—	—	—	—	—	—
Murray Brozinsky	197,752	*	—	—	—	—	*	197,752	—	—	—	—	—	—	—
OSF Healthcare System (36)	296,364	*	—	—	—	—	*	296,364	—	—	—	—	—	—	—
Outcomes Collective Silver Cloud, LP (37)	259,319	*	—	—	—	—	*	259,319	—	—	—	—	—	—	—
P5 Health Co-invest II, LP (38)	181,688	*	—	—	—	—	*	181,688	—	—	—	—	—	—	—
P5 Health Ventures Fund, LP (39)	100,694	*	—	—	—	—	*	100,694	—	—	—	—	—	—	—
Penn Footwear Co (40)	8,756	*	—	—	—	—	*	8,756	—	—	—	—	—	—	—
Philip Goward	5,992	*	—	—	—	—	*	5,992	—	—	—	—	—	—	—
Philip Marshall	400,002	*	—	—	—	—	*	400,002	—	—	—	—	—	—	—
Pramod Rustagi	4,138	*	—	—	—	—	*	4,138	—	—	—	—	—	—	—
Quadview Healthcare Advisors LLC (41)	830	*	—	—	—	—	*	830	—	—	—	—	—	—	—
Regents of the University of Michigan, through its Social Venture Fund (42)	5,518	*	—	—	—	—	*	5,518	—	—	—	—	—	—	—
Relativity Healthcare Fund, LLC (43)	95,118	*	—	—	—	—	*	95,118	—	—	—	—	—	—	—
Resnekov-Tennenhouse Revocable Trust	2,626	*	—	—	—	—	*	2,626	—	—	—	—	—	—	—
Richard A. Goozh	9,193	*	—	—	—	—	*	9,193	—	—	—	—	—	—	—
Richard B. Stone	13,134	*	—	—	—	—	*	13,134	—	—	—	—	—	—	—
Richard M. Barton Irrevocable GST Trust of 2011 U/A/D 10/11/2011	35,023	*	—	—	—	—	*	35,023	—	—	—	—	—	—	—
River Rock Holdings, LLC (44)	13,134	*	—	—	—	—	*	13,134	—	—	—	—	—	—	—
Robert H. Neugenboren	2,101	*	—	—	—	—	*	2,101	—	—	—	—	—	—	—
Saturn Unicorn LLC (45)	171,400	*	—	—	—	—	*	171,400	—	—	—	—	—	—	—
Skydeck Holdings II LLC (46)	74,090	*	—	—	—	—	*	74,090	—	—	—	—	—	—	—
SnowPeak Investments LLC (47)	37,064	*	—	—	—	—	*	37,064	—	—	—	—	—	—	—
Spindle Limited Partnership (48)	188,039	*	—	—	—	—	*	188,039	—	—	—	—	—	—	—
StartUp Health Innovation Fund, LP (49)	48,892	*	—	—	—	—	*	48,892	—	—	—	—	—	—	—
StartUp Health Transformer Fund II LP (50)	21,890	*	—	—	—	—	*	21,890	—	—	—	—	—	—	—
SVB Financial Group (51)	18,450	*	—	—	—	—	*	18,450	—	—	—	—	—	—	—

Swanhill Capital LLC (52)	12,655	*	—	—	—	—	*	12,655	—	—	—	—	—	—	—
The Harcourt Venture Fund Limited Partnership (53)	877,614	*	—	—	—	—	*	877,614	—	—	—	—	—	—	—
The Michael Larson Company PC (54)	3,862	*	—	—	—	—	*	3,862	—	—	—	—	—	—	—
The Varon Family Trust U/A/D 10/31/1996	10,124	*	—	—	—	—	*	10,124	—	—	—	—	—	—	—
Thomas E. Katis	52,423	*	—	—	—	—	*	52,423	—	—	—	—	—	—	—
Todd Grant	34,827	*	—	—	—	—	*	34,827	—	—	—	—	—	—	—
True North Health Services Company, LLC (55)	625,652	*	—	—	—	—	*	560,031	65,621	*	—	—	—	—	*
TTCP Executive Fund - Conversa, LLC (56)	145,138	*	—	—	—	—	*	145,138	—	—	—	—	—	—	—
Tyson P. Rising	3,962	*	—	—	—	—	*	3,962	—	—	—	—	—	—	—
UH Health Ventures, LLC (57)	43,780	*	—	—	—	—	*	43,780	—	—	—	—	—	—	—
UnityPointHealth System (d/b/a Iowa Health System) (58)	444,547	*	—	—	—	—	*	444,547	—	—	—	—	—	—	—
West Shell III	359,445	*	—	—	—	—	*	359,445	—	—	—	—	—	—	—
Zion SBIC, LLC (59)	126,748	*	—	—	—	—	*	126,748	—	—	—	—	—	—	—
Kerry O'Leary	2,159	*	—	—	—	—	*	2,159	—	—	—	—	—	—	—

*	Denotes less than 1% of beneficial ownership.

(1)	Percentage of total voting power represents voting power with respect to all shares of Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of Class B common stock will at all times be entitled to 51% of our voting power, and holders of Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections). For more information about the voting rights of our common stock, see “Description of Capital Stock—Common Stock.”

(2)	ACT 2000 Limited is the General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. John O'Sullivan is Director of ACT 2000 Limited. The business address of the selling stockholder, ACT 2000 Limited and John O'Sullivan is 6 Richview Office Park, Clonskeagh, D14 A4V6, Ireland.

(3)	ACT V GP Limited is the General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. John O'Sullivan is Director of ACT V GP Limited. The business address of the selling stockholder, ACT V GP Limited and John O'Sullivan is 6 Richview Office Park, Clonskeagh, D14 A4V6, Ireland.

(4)	The business address of the selling stockholder is 3650 Paradise Dr., Tiburon, CA 94920.

(5)	Dublin Seed Capital General Partner Limited is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder is 5 Rosslyn Court, Bray, Co. Wicklow, A98 DN27, Ireland.

(6)	ACT 2011 GP Limited is the General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. John O'Sullivan is Director of ACT 2011 GP Limited. The business address of the selling stockholder, ACT 2011 GP Limited and John O'Sullivan is 6 Richview Office Park, Clonskeagh, D14 A4V6, Ireland.

(7)	The business address of the selling stockholder is 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.

(8)	The business address of the selling stockholder is PO Box 3217, Seattle, WA 98114.

(9)	The business address of the selling stockholder is 246 Brookside Rd., Darien, CT 06820.

(10)	The business address of the selling stockholder is 515 N. State St., Suite 300, Chicago, IL 60654.

(11)	B Capital Group Partners, L.P. is the General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. B Capital Group Investors, Ltd. is the General Partner of B Capital Group Partners, L.P. and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder, B Capital Group Partners, L.P. and B Capital Group Investors, Ltd. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(12)	Martin Sands is Manager of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Martin Sands is 15 Valley Dr., Greenwich, CT 06831.

(13)	Builders VC GP I, LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Builders VC GP I, LLC is 201 Mission St., Suite 2350, San Francisco, CA 94105.

(14)	Builders VC GP I, LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Builders VC GP I, LLC is 201 Mission St., Suite 2350, San Francisco, CA 94105.

(15)	Builders VC GP I, LLC general partner of the selling stockholder has voting and investment control over the securities held by the selling stockholder.

(16)	Builders VC GP I, LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Builders VC GP I, LLC is 201 Mission St., Suite 2350, San Francisco, CA 94105.

(17)	The business address of the selling stockholder is Eastpoint Business Park, Enterprise Ireland, Block P4A/B/C East Point Plaza, Alfie Byrne Rd., Dublin 3, D03 E5R6, Ireland.

(18)	The business address of the selling stockholder is 1338 Foothill Dr., #282, Salt Lake City, UT 84108.

(19)	The selling stockholder is legal counsel to the Company.

(20)	Gore Range Managing Member LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. 2121 N. Frontage Rd. W, Suite 253, Vail, CO 81657.

(21)	Gore Range Managing Member LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. 2121 N. Frontage Rd. W, Suite 253, Vail, CO 81657.

(22)	Michael Anderes is President of the selling stockholder and has voting and investment control over securities held by the selling stockholder. The business address of the selling stockholder and Michael Anderes is W129 N7055 Northfield Dr., Menomonee Falls, WI 53051.

(23)	The business address of the selling stockholder is PO Box 3217, Seattle, WA 98114.

(24)	The business address of the selling stockholder is PO Box 3217, Seattle, WA 98114.

(25)	The selling stockholder holds the securities in trust for the College of the Holy and Undivided Trinity of Queen Elizabeth near Dublin (Trinity College), which has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder is Dogpatch Labs, The CHQ Building, Custom House Quay, Dublin 1, D01 Y6H7, Ireland.

(26)	The selling stockholder holds the securities in trust for the Department of the Environment, Climate and Communications, which has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder is Dogpatch Labs, The CHQ Building, Custom House Quay, Dublin 1, D01 Y6H7, Ireland.

(27)	LRVHealth Partners, LLC, the General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. LRVHealth Partners, LLC is managed by three members and a majority vote is required for investment decisions. The business address of the selling stockholder and LRVHealth Partners, LLC is 33 Arch St., Suite 1700, Boston, MA 02110.

(28)	The business address of the selling stockholder is 2030 Main St., Suite 600, Irvine CA 92614.

(29)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(30)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(31)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(32)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(33)	The business address of the selling stockholder is 100 Oceangate, Suite P-275, Long Beach, CA 90802.

(34)	The business address of the selling stockholder is 1801 California St., #1050, Denver CO 80202.

(35)	The business address of the selling stockholder is 1938 Grand Ave., Baldwin, NY 11510.

(36)	Robert C. Sehring is Chief Executive Officer and Sister Diane Marie McGrew, O.S.F., is President of the selling stockholder and have voting and investment control over the securities held by the selling stockholder and disclaim beneficial ownership over the securities held by the selling stockholder. The address of the selling stockholder is 1306 N. Berkeley Ave., Peoria, IL 61603.

(37)	The business address of the selling stockholder is 5910 Courtyard Dr., Suite 210, Austin, TX 78731.

(38)	The business address of the selling stockholder is 5 Rustic Ln., Westport, CT 06880.

(39)	The business address of the selling stockholder is 5 Rustic Ln., Westport, CT 06880.

(40)	The business address of the selling stockholder is 100 Line St., Nanticoke, PA 18634.

(41)	The business address of the selling stockholder is 282 New Norwalk Rd., New Canaan, CT 06840.

(42)	The Regents of the University of Michigan has voting and investment control over securities held by the selling stockholder. The business address of the selling stockholder and the Regents of the University of Michigan is 701 Tappan St, Ann Arbor, MI 48109.

(43)	The business address of the selling stockholder is 2030 Main St., Suite 600, Irvine CA 92614.

(44)	The address of the selling stockholder is 500 Summit Lake Dr., Suite 400, Valhalla, NY 10595.

(45)	Jay Molloy is the Corporate Secretary of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Jay Molloy is 745 Fifth Ave., Suite 500, New York, NY 10151.

(46)	The business address of the selling stockholder is 1 S. Wacker Dr., Suite 1810, Chicago, IL 60606.

(47)	The business address of the selling stockholder is 8400 E. Prentice Ave., #605, Greenwood Village, CO 80111.

(48)	Corn Bay Associates is the Managing General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Corn Bay Associates is 29 Water St., #304A, Newburyport, MA 01950.

(49)	The business address of the selling stockholder is 2000 Broadway, 18th floor, New York, NY 10023.

(50)	The business address of the selling stockholder is 2000 Broadway, 18th floor, New York, NY 10023.

(51)	The business address of the selling stockholder is 80 E. Rio Salado Pwky, Suite 101, Tempe, AZ 85281.

(52)	The business address of the selling stockholder is 20 River Ct., Apt. 403, Jersey City, NJ 07310.

(53)	Investec Ventures Ireland Limited is the General Partner and Manager of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Investec Ventures Ireland Limited is The Harcourt Building, Harcourt Street, Dublin 2, D02 F721, Ireland.

(54)	Michael Larson is President of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Michael Larson is 5665 Meadows Rd., Lake Oswego, OR 97035.

(55)	The business address of the selling stockholder is 2000 Marcus Ave., New Hyde Park, NY 11042.

(56)	TTCP Executive Partners – Conversa, LLC is the General Partner of the selling stockholder. Kevin Green and Dawn Owens have voting and dispositive power over the shares held by the selling stockholder. The address of the above entities and individuals is 3600 Minnesota Dr., Suite 250, Edina, MN 55435.

(57)	University Hospitals Health System Inc. owns the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and University Hospitals Health System Inc. is 11000 Euclid Ave., Cleveland, OH 44106.

(58)	The business address of the selling stockholder is 1776 West Lakes Pkwy., West Des Moines, IA 50266.

(59)	The business address of the selling stockholder is 1338 Foothill Dr., #282, Salt Lake City, UT 84108.

Plan of Distribution

American Well Corporation

We will provide information regarding the plan of distribution for any securities offered by us in supplements to this prospectus.

Selling Stockholders Identified in this Prospectus

Each selling stockholder and any of their pledgees, donees, assignees, transferees and other successors-in-interest may, from time to time, sell any or all of their securities or interests in any securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales or dispositions may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemptions from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay the fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including civil liabilities under the Securities Act.

We agreed to keep this prospectus effective until the date on which all securities are sold or the date on which the shares may be immediately sold to the public without registration or restriction pursuant to Rule 144 under the Securities Act. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Material U.S. Federal Tax Consequences to Non-U.S. Holders of Class A Common Stock

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of Class A common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,

•	a foreign corporation, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, does not discuss alternative minimum tax and Medicare contribution tax consequences and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

To the extent that we pay dividends out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. To the extent such distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in Class A common stock, but not below zero, and then will be treated as a gain from the sale of Class A common stock, as described below under “Gain on Disposition of Class A Common Stock.”

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on Disposition of Class A Common Stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•	we are or have been a “United States real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of Class A common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with distributions on Class A common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Taxes

Payments to certain foreign entities of dividends on Class A common stock of a U.S. issuer are subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed regulations issued by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from any sale or disposition of Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on dividends on Class A common stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Validity of Securities

The validity of the securities covered by this prospectus will be passed on for us by Davis Polk & Wardwell LLP, New York, NY.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2020;

(b)	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2021, as amended by Amendment No. 1 to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 14, 2021 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020);

(c)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021;

(d)	our Current Reports on Form 8-K filed with the SEC on June 21, 2021, June 21, 2021, July 23, 2021, July 28, 2021 (excluding any information furnished pursuant to Item 7.01 or the related Item 9.01), September 7, 2021 and September 21, 2021; and

(e)	the description of Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 14, 2020, including any amendments or reports filed for the purposes of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing to Secretary, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109, or by telephoning (617) 204-3500.

CLASS A COMMON STOCK

13,196,331 SHARES OF CLASS A COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

PROSPECTUS

October 8, 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby.

Amount to Be Paid
Registration fee	$(1)(2)
FINRA filing fee	225,500
Printing expenses	(2)
Legal fees and expenses (including Blue Sky fees)	(2)
Accounting fees and expenses	(2)
Miscellaneous	(2)
TOTAL	$(2)
(1)	Omitted because the registration fee is being deferred pursuant to Rule 456(b) under the Securities Act.

(2)	These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 7 of the registrant’s certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Any underwriting agreement that we may enter into may provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 16. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
1.1*	Form of Underwriting Agreement
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.4	Second Amended and Restated Investors’ Rights Agreement, dated October 8, 2010 (incorporated herein by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.5	Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement, dated November 1, 2016 (incorporated herein by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.6	Amendment No. 2 to Second Amended and Restated Investors’ Rights Agreement, dated May 29, 2018 (incorporated herein by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.7	Amendment No. 3 to Second Amended and Restated Investors’ Rights Agreement, dated September 5, 2019 (incorporated herein by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form S-1 (File No. 333-248309), filed with the SEC on August 24, 2020)
4.8	Amendment No. 5 and Joinder to Second Amended and Restated Investors’ Rights Agreement, dated September 21, 2020 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on September 22, 2020)
4.9#†	Agreement and Plan of Merger, dated July 28, 2021, by and among American Well Corporation, SilverCloud Health Holdings Inc., Shannon Merger Subsidiary Inc., Shannon Merger Sister Subsidiary, LLC and Fortis Advisors LLC
4.10#†	Agreement and Plan of Merger, dated July 27, 2021, by and among American Well Corporation, Conversa Health, Inc., Copernicus Merger Subsidiary Inc., Copernicus Merger Sister Subsidiary, LLC and Fortis Advisors LLC
5.1	Opinion of Davis Polk & Wardwell LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential.

†	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission or its staff upon request.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on October 8, 2021.

American Well Corporation

By:	/s/ Ido Schoenberg
Name: Ido Schoenberg
Title: Chairman and Chief Executive Officer

By:	/s/ Roy Schoenberg
Name: Roy Schoenberg
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ido Schoenberg, Roy Schoenberg, Keith Anderson and Bradford Gay, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on October 8, 2021.

Signature	Title

/s/ Ido Schoenberg	Chairman and co-Chief Executive Officer (principal executive officer)
Ido Schoenberg, MD
/s/ Roy Schoenberg	President and co-Chief Executive Officer (principal executive officer)
Roy Schoenberg, MD, MPH
/s/ Keith Anderson	Chief Financial Officer (chief financial officer)
Keith Anderson
/s/ Paul McNeice	Vice President of Accounting (principal accounting officer)
Paul McNeice
/s/ Deval Patrick	Director
Deval Patrick

/s/ Peter Slavin	Director
Dr. Peter Slavin

/s/ Derek Ross	Director
Derek Ross

/s/ Stephen Schlegel	Director
Stephen Schlegel

/s/ Delos (Toby) Cosgrove	Director
Delos (Toby) Cosgrove

/s/ Deborah Jackson	Director
Deborah Jackson